As filed with the Securities and Exchange Commission on July 30, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Jaguar Mining Inc.
(Exact name of registrant as specified in its charter)

Ontario	98-6396253

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
48 Pleasant St.
Concord, New Hampshire 03301
(Address of Principal Executive Offices) (Zip Code)
Jaguar Mining Inc. 2003 Stock Option Plan
(Full title of the plan)
Hinckley Allen & Snyder LLP
43 Main Street
Concord, New Hampshire 03301
(Name and address of agent for services)
603-225-4334
(Telephone number, including area code, of agent for service)
Copies to:
Gerald D. Shepherd, Esq.
Davies Ward Phillips & Vineberg LLP
625 Madison Avenue, 12th Floor
New York, New York 10022
Calculation of Registration Fee

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	Registered (1)	offering price per share	aggregate offering price	registration fee
Common shares no par value	155,000	$1 (2)	$155,000.00 (2)	$4.76
Common shares no par value	190,000	$3.59 (2)	$682,100.00 (2)	$20.94
Common shares no par value	685,000	$3.88 (2)	$2,657,800.00 (2)	$81.59
Common shares no par value	135,000	$4.07 (2)	$549,450.00 (2)	$16.87
Common shares no par value	157,500	$3.32 (2)	$522,900.00 (2)	$16.05
Common shares no par value	757,500	$3.49 (2)	$2,643,675.00 (2)	$81.16
Common shares no par value	222,000	$3.15 (2)	$699,300.00 (2)	$21.47
Common shares no par value	40,000	$5.23 (2)	$209,200.00 (2)	$6.42
Common shares no par value	1,010,000	$4.22 (2)	$4,262,200.00 (2)	$130.85
Common shares no par value	438,000	$6.12 (2)	$2,680,560.00 (2)	$82.29
Common shares no par value	1,010,000	$5.02 (2)	$5,070,200.00 (2)	$155.66
Common shares no par value	200,000	$4.40 (2)	$880,000.00 (2)	$27.02
Common shares no par value	100,000	$4.52 (2)	$452,000.00 (2)	$13.88
Common shares no par value	50,000	$5.02 (2)	$251,000.00 (2)	$7.71
Common shares no par value	50,000	$5.74 (2)	$287,000.00 (2)	$8.81
Common shares no par value	50,000	$5.68 (2)	$284,000.00 (2)	$8.72
Common shares no par value	1,135,000	$5.23 (2)	$5,936,050.00 (2)	$182.24
Common shares no par value	1,612,396	$6.73 (3)	$10,851,425.08 (3)	$333.14
Total	7,997,396		$39,073,860.08	$1,199.57

(1)	This Registration Statement covers 7,997,396 common shares available for issuance under the Jaguar Mining Inc. 2003 Stock Option Plan, as amended (the “Plan”), and any additional common shares which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without our receipt of consideration which results in an increase in the number of outstanding common shares.

(2)	Computed pursuant to Rule 457(h)(1), based on the actual price at which options may be exercised and converted to U.S. dollars based on the inverse of the noon buying rate on July 27, 2007 of US $0.9569=CDN $1.00 as certified by the Federal Reserve Bank of New York.

(3)	Computed pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933 solely for the purpose of determining the registration fee, based upon the average of the high and low prices per share of our common shares as reported on the Toronto Stock Exchange on July 27, 2007 and converted to U.S. dollars based on the inverse of the noon buying rate on July 27, 2007 of US $0.9569=CDN $1.00 as certified by the Federal Reserve Bank of New York.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          Incorporated by reference in this Registration Statement is the following document filed by Jaguar Mining Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”):
The Company’s Registration Statement on Form 40-F, filed with the Commission on June 18, 2007, including, without limitation, the description of our common shares, incorporated by reference.
          All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers
          Under the BUSINESS CORPORATIONS ACT (Ontario), the Company may indemnify a present or former director or officer or person who acts or acted at the Company’s request as a director or officer of another corporation of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Company or such other corporation on condition that (i) the director or officer acted honestly and in good faith with a view to the best interests of the Company and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Further, the Company may, with court approval, indemnify a person described above in respect of an action by or on behalf of the Company to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Company, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils conditions (i) and (ii) above. A director is entitled to indemnification from the Company as a matter of right if he was substantially successful on the merits in his defense and fulfilled conditions (i) and (ii) above.
          In accordance with the BUSINESS CORPORATIONS ACT (Ontario), the by-laws of the Company indemnify a director or officer, a former director or officer, or a person who acts or acted at a Company’s request as a director or officer of a corporation in which the Company is or was a shareholder or creditor and their heirs and legal representatives of any such person against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment. reasonably incurred by such person in respect of any civil, criminal, or administrative action or proceeding to which such person was made a party by reason of being or having been a director or officer of the Company or other corporation if such person acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, such person had reasonable grounds for believing that his conduct was lawful.
          A policy of directors’ and officers’ liability insurance is maintained by the Company which insures directors and officers for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the by-laws of the Company and the BUSINESS CORPORATIONS ACT (Ontario).
          Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.
Item 8. Exhibits

Exhibit
Number	Exhibit

5.1	Opinion of Brazilian Resources, Inc.

23.1	Consent of KPMG LLP

23.2	Consent of Brazilian Resources, Inc. (included as part of Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of the Registration Statement)
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Concord, State of New Hampshire, on the 30th day of July, 2007.

Jaguar Mining Inc.
By:	/s/ Daniel R. Titcomb
Daniel R. Titcomb
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Daniel R. Titcomb and James M. Roller, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities on July 30, 2007.

Signature	Title

/s/ Daniel R. Titcomb Daniel R. Titcomb	Chief Executive Officer and President

/s/ James M. Roller James M. Roller	Chief Financial Officer

Juvenil T. Felix	Director

/s/ Andrew C. Burns Andrew C. Burns	Director

/s/ Gil Clausen Gil Clausen	Director

Signature	Title

/s/ William E. Dow William E. Dow	Director

/s/ Gary E. German Gary E. German	Director

/s/ Anthony F. Griffiths Anthony F. Griffiths	Director
AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1993, the undersigned certifies that it is the duly authorized United States representative of Jaguar Mining Inc. and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Concord, State of New Hampshire, on July 30, 2007.

JAMES ROLLER
/s/ James Roller
James Roller
Chief Financial Officer Jaguar Mining Inc.